UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2011

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16333 Phoebe Ave, La Mirada, CA	90638
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 3, 2011, BioLargo, Inc. (“we”, or the “Company”) and Ioteq Inc. (“Ioteq”) mutually terminated the March 26, 2010 Sub-License agreement pursuant to which we licensed Ioteq’s Isan system technology. The termination agreement provides that no further monies are owed to Ioteq, and that all past accounts payable are deemed satisfied.

In a separate transaction, as described in the press release attached to this 8-K, we executed a joint venture agreement with Peter Holdings Ltd., the principal funding source of the development of the Isan system, whereby, as a result of the transaction, the two parties purchased the intellectual property associated with the Isan system.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On October 4, 2011, John S. Runyan agreed to join BioLargo’s Board of directors as its seventh member, filling a spot that remained vacant since the Board’s size was increased on August 18, 2011. Mr. Runyan will receive as compensation for his service as a Board member $10,000 each calendar quarter served, as is customary with the Company’s independent directors. In addition, Mr. Runyan may receive other equity-based compensation from time to time. Mr. Runyan has not yet been appointed to any committees of the board of directors, and there are no arrangements or understandings between Mr. Runyan and any other person pursuant to which he was elected as a director.

John Runyan has spent his career in the food industry. He began as a stock boy at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming in 2001, and established JSR&R Company executive advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, and Bozzuto. In 2005, he joined Associated Grocers in Seattle Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became, and still serves as, Executive Advisor to its President and CEO. Mr. Runyan currently serves on the Board of Directors of Western Association of Food Chains, Retailer Owned Food Distributors of America, and Nietech Company of Santa Rosa California. Additionally, Mr. Runyan served 8 years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms and President, was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award”.

Item 8.01	Other Events

In association with the filing of this Form 8-K, the Company issued a press release announcing that Mr. Runyan had joined its board of directors, and a press release announcing  that it had terminated the Ioteq Sub-License agreement, and acquired the intellectual property associated with the Isan system in a joint venture with Peter Holdings, Ltd. See Exhibits 99.9

Item 9.01	Financial Statements and Exhibits

10.1	Termination Agreement by and between Ioteq Inc., a Delaware corporation, and BioLargo, Inc.
99.9(a)	Press Release
99.9(b)	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer